UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2017

CLEAN HARBORS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement
Term Loan Agreement
On June 30, 2017, Clean Harbors, Inc., a Massachusetts corporation (the “Company”), and substantially all of the Company’s domestic subsidiaries as guarantors, entered into a $400.0 million senior secured Credit Agreement (the “Term Loan Agreement”) with Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent (the “Agent”), and certain other financial institutions. Loans under the Term Loan Agreement will mature seven years from June 30, 2017 and may be prepaid at any time without premium or penalty other than customary breakage costs with respect to Eurodollar based loans or if the Company engages in certain repricing transactions before December 31, 2017, in which event a 1.0% prepayment premium would be due. The Company’s obligations under the Term Loan Agreement are guaranteed by all of the Company’s domestic restricted subsidiaries and secured by liens on substantially all of the assets of the Company and the guarantors.
Borrowings under the Term Loan Agreement will bear interest, at the Company’s election, at either of the following rates: (a) the sum of the Eurodollar Rate (as defined in the Term Loan Agreement) plus 2.00%, or (b) the sum of the Base Rate (as defined in the Term Loan Agreement) plus 1.00%, with the Eurodollar Rate being subject to a floor of 0.00%. The Company has also agreed to pay certain customary fees under the Term Loan Agreement, including an annual administrative fee to the Agent.
On June 30, 2017, the Company borrowed $400.00 million under the Term Loan Agreement and used approximately $313.0 million of the proceeds to purchase approximately $296.2 million aggregate principal amount (the “Repurchased Notes”) of the Company’s previously outstanding $800.0 million aggregate principal amount of 5.25% senior notes due 2020 (the “2020 Notes”), pay accrued interest on the Repurchased Notes, and pay fees and expenses incurred in connection with the Term Loan financing and the tender offer for 2020 Notes. Subject to certain conditions, including the completion of such borrowing under the Term Loan Agreement, the Company had on June 28, 2017, accepted the Repurchased Notes for purchase in that tender offer.
On June 30, 2017, the Company also delivered a notice of redemption to the holders of the approximately $503.8 million aggregate principal amount of 2020 Notes which remained outstanding after the purchase of the Repurchased Notes. Pursuant to that notice, the Company will redeem on August 1, 2017, approximately $103.8 million aggregate principal amount of 2020 Notes at a redemption price of 101.313%, plus accrued but unpaid interest. The Company will finance the redemption through the remaining net proceeds of the Term Loan financing described above, plus available cash.
The Term Loan Agreement contains representations and warranties, affirmative and negative covenants, and events of default, which the Company believes are usual and customary for an agreement of this type. Such covenants restrict the Company’s ability, among other matters, to incur debt, create liens on the Company’s assets, make restricted payments or investments or enter into transactions with affiliates.
Amendment to Revolving Credit Agreement
On June 30, 2017, the Company entered into an amendment (the “Amendment Agreement”) to the Company’s Fifth Amended and Restated Credit Agreement dated as of November 1, 2016 (as so amended, the “Revolving Credit Agreement”) with Bank of America, N.A. (“BofA”) as the administrative agent (the “Agent”), and the Lenders thereunder. Under the Revolving Credit Agreement, the Company has the right to obtain revolving loans and letters of credit for a combined maximum of up to $300.0 million (with a sub-limit of $250.0 million for letters of credit) and one of the Company’s Canadian subsidiaries has the right to obtain revolving loans and letters of credit for a combined maximum of up to $100.0 million (with a $75.0 million sub-limit for letters of credit).
As in effect prior to June 30, 2017, the Revolving Credit Agreement provided that the Company’s obligations under the Revolving Credit Agreement were secured by the accounts receivable and proceeds thereof of the Company and its domestic restricted subsidiaries. As described above, the Term Loan Agreement which the Company and its domestic restricted subsidiaries entered into on June 30, 2017, provides that the Company’s obligations under the Term Loan Agreement are secured by liens on substantially all of the assets of the Company and its domestic restricted subsidiaries. The primary purpose of the Amendment Agreement was to provide that the

Company’s obligations under the Revolving Credit Agreement will also be secured by liens on substantially all of the assets (other than real estate) of the Company.
Intercreditor Agreement
On June 30, 2017, the respective Agents under the Term Loan Agreement and the Revolving Credit Agreement, acting on behalf of the respective lenders under such Agreements, entered into an intercreditor agreement dated as on June 30, 2017 (the “Intercreditor Agreement”), which was accepted by the Company and its domestic restricted subsidiaries. Among other matters, the Intercreditor Agreement would govern how the respective priorities of the security interests held by those respective Agents would be administered in the event of a default by the Company under either the Term Loan Agreement or the Revolving Credit Agreement. Under the Intercreditor Agreement, the Agent under the Revolving Credit Agreement would have a first-priority lien in the accounts receivable and proceeds thereof, and a second-priority lien in substantially all of the other assets (excluding real estate), of the Company and its domestic restricted subsidiaries, whereas the Agent under the Term Loan Agreement would have a second-priority lien in such accounts receivable and proceeds thereof and a first-priority lien in such other assets (but including certain real estate).
Disclosures Relating to both the Term Loan Agreement and the Amendment Agreement
The above descriptions of the material terms and conditions of the Term Loan Agreement, the Amendment Agreement, the related Security Agreements, and the Intercreditor Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents which are filed as Exhibits to this Report.
Certain lenders and agents that are parties to the Term Loan Agreement and the Amendment Agreement, or their respective affiliates, have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for the Company and its subsidiaries and affiliates, either directly or through affiliates, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits. The following exhibits are being filed herewith:

Exhibit No.	Description
4.34F
First Amendment to Credit Agreement, dated as of June 30, 2017, by and among Clean Harbors, Inc., Clean Harbors Industrial Services Canada, Inc., the other Loan Parties party thereto, certain of the Lenders party thereto, which constitute the “Required Lenders”, and Bank of America, N.A., as Administrative Agent

4.34G
Second Amended and Restated Security Agreement (U.S. Domiciled Loan Parties) dated as of June 30, 2017, among Clean Harbors, Inc., as the U.S. Borrower and a Grantor, the subsidiaries of Clean Harbors, Inc. listed on Annex A thereto or that thereafter become a party thereto as Grantors, and Bank of America, N.A., as Agent

4.43
Credit Agreement dated as of June 30, 2017, among the Financial Institutions party thereto, as Lenders, Goldman Sachs Lending Partners LLC, as Administrative Agent and Collateral Agent, Clean Harbors, Inc., as Borrower, and the Loan Guarantors from time to time party thereto

4.43A
Security Agreement dated as of June 20, 2017, among Clean Harbors, Inc. and its subsidiaries listed on Annex A thereto or that become a party thereto as the Grantors, and Goldman Sachs Lending Partners LLC, as the Agent

4.44
Intercreditor Agreement dated as of June 30, 2017, among Clean Harbors, Inc., and the subsidiaries of Clean Harbors, Inc. listed on the signature pages thereto (together with any subsidiary that becomes a party thereto after the date thereof), Bank of America, N.A., as the Initial ABL Agent, and Goldman Sachs Lending Partners LLC, as agent under the Term Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

June 30, 2017	/s/ Michael L. Battles
Executive Vice President and Chief Financial Officer